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Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NBC Internet, Inc. 1999 Employee Stock Purchase Plan, the NBC Internet, Inc. 2000 Non-Qualified Stock Option Plan, the AllBusiness.com, Inc. 1998 Stock Option and Incentive Plan, the AllBusiness.com, Inc. 1999 Stock Plan, and the Husdawg Communications, Inc. 2000 Stock Plan of our report dated January 26, 2000, with respect to the consolidated financial statements and schedule of NBC Internet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP


Palo Alto, California
May 12, 2000